                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                                (Amendment No. 1)

                   Under the Securities Exchange Act of 1934*


                               Liz Claiborne, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, par value $1.00 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   53932-010-1
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2000
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule
pursuant to which this Schedule is filed:                      [ ] Rule 13d-1(b)
                                                               [X] Rule 13d-1(c)
                                                               [ ] Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13G

--------------------------                                   -------------------

CUSIP No. - 53932-010-1                                        Page 2 of 9 Pages

--------------------------                                   -------------------

--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            ESL Partners, L.P., a Delaware limited partnership
            22-2875193
--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                  (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
  3    SEC USE ONLY

--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OR ORGANIZATION

            Delaware
--------------------------------------------------------------------------------
                                      5      SOLE VOTING POWER

                                                3,097,729
            NUMBER OF
             SHARES
          BENEFICIALLY
            OWNED BY
              EACH
           REPORTING
             PERSON
              WITH
                                      ------------------------------------------
                                      6      SHARED VOTING POWER

                                                0
                                      ------------------------------------------
                                      7      SOLE DISPOSITIVE POWER

                                                3,097,729
                                      ------------------------------------------
                                      8      SHARED DISPOSITIVE POWER

                                                0
--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          4,794,476
--------------------------------------------------------------------------------
 10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES  [ ]
--------------------------------------------------------------------------------
 11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          9.25%
--------------------------------------------------------------------------------
 12    TYPE OF REPORTING PERSON

          PN
--------------------------------------------------------------------------------

--------------------------                                   -------------------

CUSIP No. - 53932-010-1                                        Page 3 of 9 Pages

--------------------------                                   -------------------

--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            ESL Limited, a Bermuda corporation
--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                  (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
  3    SEC USE ONLY

--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OR ORGANIZATION

          Bermuda
--------------------------------------------------------------------------------
                                      5      SOLE VOTING POWER

                                               695,400
           NUMBER OF
             SHARES
          BENEFICIALLY
            OWNED BY
              EACH
           REPORTING
             PERSON
              WITH
                                      ------------------------------------------
                                      6      SHARED VOTING POWER

                                               0
                                      ------------------------------------------
                                      7      SOLE DISPOSITIVE POWER

                                               695,400
                                      ------------------------------------------
                                      8      SHARED DISPOSITIVE POWER

                                               0
--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          4,794,476
--------------------------------------------------------------------------------
 10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES  [ ]

--------------------------------------------------------------------------------
 11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          9.25%
--------------------------------------------------------------------------------
 12    TYPE OF REPORTING PERSON

          CO
--------------------------------------------------------------------------------

--------------------------                                   -------------------

CUSIP No. - 53932-010-1                                        Page 4 of 9 Pages

--------------------------                                   -------------------

--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            ESL Institutional Partners, L.P., a Delaware limited partnership 06-1456821
--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                  (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
  3    SEC USE ONLY

--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OR ORGANIZATION

            Delaware
--------------------------------------------------------------------------------
                                      5      SOLE VOTING POWER

                                                86,023

            NUMBER OF
             SHARES
          BENEFICIALLY
            OWNED BY
              EACH
           REPORTING
             PERSON
              WITH
                                      ------------------------------------------
                                      6      SHARED VOTING POWER

                                               0
                                      ------------------------------------------
                                      7      SOLE DISPOSITIVE POWER

                                               86,023
                                      ------------------------------------------
                                      8      SHARED DISPOSITIVE POWER

                                               0
--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            4,794,476
--------------------------------------------------------------------------------
 10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES  [ ]

--------------------------------------------------------------------------------
 11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            9.25%
--------------------------------------------------------------------------------
 12    TYPE OF REPORTING PERSON

            PN
--------------------------------------------------------------------------------

--------------------------                                   -------------------

CUSIP No. - 53932-010-1                                        Page 5 of 9 Pages

--------------------------                                   -------------------

--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            ESL Investors, L.L.C.
            13-4095958
--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                  (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
  3    SEC USE ONLY

--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OR ORGANIZATION

            Delaware
--------------------------------------------------------------------------------
                                      5      SOLE VOTING POWER

                                                915,324
           NUMBER OF
             SHARES
          BENEFICIALLY
            OWNED BY
              EACH
           REPORTING
             PERSON
              WITH
                                      ------------------------------------------
                                      6      SHARED VOTING POWER

                                                0
                                      ------------------------------------------
                                      7      SOLE DISPOSITIVE POWER

                                                915,324
                                      ------------------------------------------
                                      8      SHARED DISPOSITIVE POWER

                                                0
-------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            4,794,476
--------------------------------------------------------------------------------
 10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES  [ ]

--------------------------------------------------------------------------------
 11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            9.25%
--------------------------------------------------------------------------------
 12    TYPE OF REPORTING PERSON

            OO
--------------------------------------------------------------------------------

                                                             -------------------

                                                               Page 6 of 9 Pages

                                                             -------------------



Item 1(a)         Name of Issuer:

                  Liz Claiborne, Inc.

Item 1(b)         Address of Issuer's Principal Executive Offices:

                  1441 Broadway
                  New York, New York  10018

Item 2(a)         Names of Persons Filing:

                  ESL Partners, L.P.
                  ESL Limited
                  ESL Institutional Partners, L.P.
                  ESL Investors, L.L.C.

Item 2(b)         Addresses of Principal Business Offices:

                  ESL Partners, L.P., ESL Institutional Partners, L.P., and ESL Investors, L.L.C.:
                  One Lafayette Place
                  Greenwich, CT 06830

                  ESL Limited
                  Hemisphere House
                  9 Church Street
                  Hamilton, Bermuda

Item 2(c)         Citizenship:

                  ESL Partners, L.P. -- Delaware
                  ESL Limited -- Bermuda
                  ESL Institutional Partners, L.P. -- Delaware
                  ESL Investors, L.L.C. -- Delaware

Item 2(d)         Title of Class of Securities:

                  Common Stock, par value $1.00 per share

Item 2(e)         CUSIP Number:

                  53932-010-1

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                                                               Page 7 of 9 Pages

                                                             -------------------

Item 3            Status of Persons Filing:

                  (a) [ ] Broker or dealer registered under section 15 of the
                          Act (15 U.S.C. 78o);

                  (b) [ ] Bank as defined in section 3(a)(6) of the Act
                          (15 U.S.C. 78c);

                  (c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c);

                  (d) [ ] Investment company registered under section 8 of the
                          Investment Company Act of 1940 (15 U.S.C. 80a-8);

                  (e) [ ] An investment adviser in accordance with Section
                          240.13d-1(b)(1)(ii)(E);

                  (f) [ ] An employee benefit plan or endowment fund in
                          accordance with Section 240.13d-1(b)(1)(ii)(F);

                  (g) [ ] A parent holding company or control person in
                          accordance with Section 240.13d-1(b)(1)(ii)(G);

                  (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

                  (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

                  (j) [ ] Group, in accordance withss.240.13d-1(b)(1)(ii)(J).

Item 4            Ownership:

                  (a) Amount Beneficially Owned: 4,794,476 shares of Common Stock, par value $1.00 per share.

                           This statement is filed on behalf of a group consisting of ESL Partners, L.P., a Delaware limited partnership ("ESL"), ESL Limited, a Bermuda corporation ("Limited"), ESL Institutional Partners, L.P., a Delaware limited partnership ("Institutional"), and ESL Investors, L.L.C., a Delaware limited liability company ("Investors") sometimes referred to collectively as the "ESL Reporting Group." The general partner of ESL is RBS Partners, L.P. (the "General Partner"). The general partner of the General Partner of ESL is ESL Investments, Inc., a Delaware corporation. ESL Investment Management, LLC, a Delaware limited liability company ("ESLIM"), is the investment manager of Limited. RBS Investment Management, LLC, a Delaware limited liability company ("RBSIM") is the general partner of Institutional. RBS Partners, L.P. is the manager of Investors. In the aforementioned capacities, ESL, Limited, Institutional, and Investors each may be deemed to be the beneficial owner of the shares of Liz Claiborne, Inc. common stock beneficially owned by the other members of the group.

                           As of December 31, 2000: (i) ESL was the record owner of 3,097,729 shares of common stock of Liz Claiborne, Inc.; (ii) Limited was the record owner of 695,400 shares of common stock of Liz Claiborne, Inc.; (iii) Institutional was the record owner of 86,023 shares of common stock of Liz Claiborne, Inc.; and (iv) Investors was the record owner of 915,324 shares of common stock of Liz Claiborne, Inc.

                                                             -------------------

                                                               Page 8 of 9 Pages

                                                             -------------------


                  (b)      Percent of Class: 9.25%.

                  (c)      Number of shares as to which each person has:

                           (i)      sole power to vote or to direct the vote:

                                         See Item 5 of each cover page.

                           (ii)     shared power to vote or to direct the vote:
                                    0.

                           (iii) sole power to dispose or to direct the disposition of:

                                         See Item 7 of each cover page.

                           (iv) shared power to dispose or to direct the disposition of: 0.

Item 5            Ownership of 5% or Less of a Class:

                  Not applicable.

Item 6            Ownership of More than 5% on Behalf of Another Person:

                  Not applicable.

Item 7 Identification and Classification of the Subsidiary which Acquired the Security Being Reported on By The Parent Holding
                  Company:

                  Not applicable

Item 8            Identification and Classification of Members of the Group:

                  See Item 4(a).

Item 9            Notice of Dissolution of Group:

                  Not applicable

Item 10           Certification:

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                                             -------------------

                                                               Page 9 of 9 Pages

                                                             -------------------


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 14, 2001


                                         ESL PARTNERS, L.P.

                                         By: RBS Partners, L.P.,
                                             its general partner
                                         By: ESL Investments, Inc.,
                                             its general partner

                                             By: /s/ EDWARD S. LAMPERT
                                                -----------------------------
                                                     Edward S. Lampert
                                                     Chairman

                                         ESL LIMITED

                                         By: ESL Investment Management, LLC,
                                             its investment manager

                                             By: /s/ EDWARD S. LAMPERT
                                                -----------------------------
                                                     Edward S. Lampert
                                                     Managing Member

                                         ESL INSTITUTIONAL PARTNERS, L.P.

                                         By: RBS Investment Management, LLC,
                                             its general partner

                                             By: /s/ EDWARD S. LAMPERT
                                                ----------------------------
                                                     Edward S. Lampert
                                                     Managing Member

                                         ESL INVESTORS, L.L.C.

                                         By: RBS Partners, L.P.,
                                             its manager
                                         By: ESL Investments, Inc.,
                                             its general partner

                                             By: /s/ EDWARD S. LAMPERT
                                                ----------------------------
                                                     Edward S. Lampert
                                                     Chairman

                                INDEX TO EXHIBITS



EXHIBIT
NUMBER       DESCRIPTION
------       -----------
  1          Joint Filing Agreement, dated as of February 28, 2000, entered into by and among ESL Partners, L.P., ESL Limited, ESL
             Institutional Partners, L.P., and ESL Investors, L.L.C.
             (incorporated herein by reference to Exhibit 1 to Schedule 13G filed February 28, 2000).